Exhibit 99.1

	[Cogent Logo]	[Verio Logo]

Public Relations Contacts:
For Cogent:	Jeff Henriksen + 1 (202) 550-5493 jhenriksen@cogentco.com	For Verio:	Mona Peloquin 303 645 1961 mpeloquin@verio.net

	On Behalf of Cogent:	On Behalf of Verio
	Kristin Duskin-Gadd + 1 (828) 645-4846 kdg@interprosepr.com		Christine Brown 212 871 3952 christineb@text100.com

COGENT AND VERIO ANNOUNCE COGENT ACQUISITION
OF VERIO’S T-1 INTERNET ACCESS CUSTOMERS
Cogent acquires equipment and T-1 business;
Verio to focus on managed services and higher-bandwidth solutions

[Washington, D.C. and Englewood, Colo., Dec. 3, 2004] - Cogent Communications Group, Inc. (AMEX: COI), one of the fastest growing Internet service providers in the industry, and Verio Inc., a leading global IP provider and subsidiary of NTT Communications Corp., announced today a joint agreement whereby Cogent will acquire the majority of Verio’s T-1 Internet access customers and associated equipment. The transaction includes more than 2,400 business customers.

The acquired customers are located in 23 markets across the United States already served by Cogent.  Cogent serves over 85 markets in 11 countries with Tier 1 Internet service delivered over a 22,000 mile fiber optic backbone and over 8,300 miles of metro fiber. In the coming weeks, Cogent will begin migrating the 2,400 dedicated access customers to Cogent’s 80 Gigabit Tier 1 optical backbone.  The acquisition includes infrastructure to maintain customer connectivity.

“Cogent’s core competitive advantage lies in the ownership of our IP-only fiber optic network and our steadfast commitment to provide the lowest priced highest quality Internet service in the industry.  This model enables Cogent to turn Verio’s T1 access customers into a healthy contributor to Cogent’s profitability,” said Dave Schaeffer, CEO Cogent Communications. “Cogent has already incurred the cost to complete its network footprint and now our focus is on increasing network utilization, giving Cogent the marketshare to be even more competitive on price and performance. We’re committed to deliver to these customers the same high level of performance and service that they currently receive from Verio.”

Verio will continue to offer superior quality, high-end Internet access solutions to large network and corporate users, as well as global managed services and hosting solutions. NTT Communications operates its Global Tier 1 IP network in regions including North America, Europe, Asia and Australia. NTT Communications’ IP network delivers more connectivity to the Asia-Pacific region than any other provider, and NTT Communications was recently recognized as the 2004 Best Global Carrier at the World Communications Awards.

“Verio and NTT Communications will focus on global hosting, managed services and higher-value Internet access and network solutions to fully leverage the strength of the NTT Communications Global IP Network,” said Greg Conley, CEO of Verio. “This will enable Verio and NTT Communications to meet the demands of businesses, organizations and service providers who require these types of solutions and levels of connectivity, and the highest levels of performance.”

In 2002, Cogent launched T1 and T3 Internet service through the acquisition of PSINet assets.  PSINet was the world’s first commercial ISP.  The dedicated access business acquired from Verio represents Cogent’s 13th acquisition since 2001 and seventh acquisition this year.

About Cogent Communications

Cogent Communications (AMEX: COI) is a next generation, multinational, Tier 1 ISP.  Its facilities based, all-optical network delivers ultra-high speed Internet access and transport services to business and service providers in major metropolitan areas across

North America and Europe. Since opening its doors in 1999, Cogent’s elusive combination of high quality, reliable, low cost bandwidth and superior customer support have enabled Cogent to become one of the fastest growing ISPs in the industry.  Cogent was recently ranked as the number one fastest growing company in 2004 in the Washington, DC area by the Washington Business journal for the DC region.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

About Verio

Verio Inc. is a wholly owned subsidiary of NTT Communications (NTT Com), which provides complementary global network access reaching over 200 countries worldwide. Verio is one of the world’s largest operators of Web sites for businesses and a leading provider of global IP solutions. The company offers businesses a broad range of Internet services, including Web hosting, high-end dedicated access and managed service offerings. Verio supports its operations with highly reliable and scalable global infrastructure and systems including the NTT Communications Global IP Network, and provides business technology solutions to customers in more than 146 countries. The combination of Verio and NTT Com offers services to meet the growing and diverse needs of all businesses, including small to medium businesses, large global enterprises and multi-national corporations. More information can be found at www.verio.com and www.ntt.com/index-e.html.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future.  These forward-looking statements involve risks and uncertainties.  All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement.  The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations.  Numerous factors could cause or contribute to such differences.  Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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